EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS'
                        --------------------------------


The Board of Directors
AMCORE Financial, Inc.


We consent to incorporation by reference in the Registration Statement (No. 33-10446) on Form S-8 of AMCORE Financial, Inc. of our report dated May 19, 2000, relating to the statement of net assets available for plan benefits of the AMCORE Financial Security Plan as of December 31, 1999 and 1998, and the related statements of changes in net assets available for plan benefits for each of the years in the two year period ended December 31, 1999, the schedule of assets held for investment purposes as of December 31, 1999 and the schedule of reportable transactions for the year the ended, which report appears in the December 31, 1999 annual report on Form 11-K of AMCORE Financial, Inc.


                                  /s/ KPMG LLP


Chicago, Illinois
June 26, 2000